Exhibit 10.13

DEERE & COMPANY

NONEMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

TERMS AND CONDITIONS

GRANTED [DATE]

Deere & Company Restricted Stock Units (RSUs) are granted pursuant to the Deere & Company Nonemployee Director Stock Ownership Plan (Plan). These terms and conditions (Terms), together with the Plan, contain the terms of your grant. You should read these Terms carefully. For the award to fully vest, you are required to actively accept the award and agree to these Terms by doing so on the Fidelity administration website (__________) prior to the Restricted Stock Units (RSUs) being converted to shares of Common Stock. Failure to actively accept the award and Terms will result in the award being forfeited.

Participation in the Plan is limited to members of the Deere & Company (Deere) Board of Directors who are not currently employees of Deere. It is designed to encourage your personal interest in Deere growth and focus on stockholder value.

RSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere $1 par common stock (Stock) if and when certain retention requirements, as detailed below, are satisfied.

Your RSUs are subject to the following provisions:

(1)

Restrictions. You may not voluntarily or involuntarily sell, pledge, assign, transfer, gift, otherwise alienate, or hypothecate the RSUs prior to their settlement in Stock including but not limited to transfers for estate planning, dissolution of marriage, collection, execution, and attachment. Any attempt to do so will be null and void.

(2)

Settlement of RSUs. RSUs will be settled exclusively by delivery of Stock (net of any shares withheld for taxes) upon your separation from service with Deere (Separation Date), upon your death, or upon a Change in Control. Subject to the remainder of this paragraph, when the RSUs settle, you will receive the shares. If you retire or resign from the Board prior to [date], a prorated number of these RSUs will be forfeited on your Separation Date based on the percentage determined by dividing: (i) the number of calendar months from and including the month of retirement or resignation to and including [date]; by (ii) 12. Termination of Board membership for cause or for reasons other than retirement, resignation with the consent of the Board or death will result in forfeiture of all RSUs.

(3)	Deferral Election. Notwithstanding the first sentence of paragraph (2) above, if prior to the last business day of the calendar year preceding the Grant Date you elected to defer delivery of the Stock, the RSUs (net of any forfeitures) will be settled in shares of Stock upon the later of your Separation Date or the first day of the calendar month specified in your deferral election (but not later than 10 years following your Separation Date) (Deferred Settlement Date).

If you made a deferral election, the actual delivery of Stock (net of any shares withheld for taxes) will be made to you on the Deferred Settlement Date. The RSUs shall be retained by you until the Deferred Settlement Date and shall be non-transferable prior to settlement.

(4)Voting Rights. You have no voting rights with respect to the RSUs.

(5)

Dividends and Other Distributions. You are entitled to receive cash payments on the RSUs equal to any cash dividends paid prior to settlement or forfeiture of the RSUs with respect to the corresponding number of shares of Stock. Dividend equivalents shall be paid in cash at the same time as cash dividends are paid with respect to the Stock. If any stock dividends are paid in shares of Stock prior to settlement or forfeiture of the RSUs, you will receive additional RSUs equal to the number of Stock shares paid with respect to the corresponding number of shares of Stock. These additional RSUs will convert to shares of Stock at the same time as the underlying RSUs to which they relate.

(6)

Conformity with Plan. Your RSU award is intended to conform in all respects with the Plan. Inconsistencies between these terms and conditions and the Plan will be resolved in accordance with the terms of the Plan. By accepting the award on , you agree to be bound by all the terms of the Plan and these terms and conditions.